EXHIBIT 99


                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
              FOR QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004
                             PRE-TAX INCOME UP 193%
                               TOTAL ASSETS UP 57%
                             EFFICIENCY IMPROVED 25%


     SAN JOSE, CA - OCTOBER 20, 2004 - Bridge Capital Holdings (NASDAQ: BBNK), whose sole subsidiary is Bridge Bank, National Association, Santa Clara County's newest full-service business bank, today announced financial results for the quarter and nine months ended September 30, 2004.

     The Company reported net income of $817,000, or $0.12 per diluted share, in the three months ended September 30, 2004. The third quarter result represented improvement of $344,000, or 73%, compared to net income of $473,000, or $0.07 per diluted share, in the same period one year ago.

     The improvement in net income was after a tax provision of $568,000 for the three months ended September 30, 2004. Results for the quarter ended September
30, 2003 did not yet reflect the impact of income taxes. Pre-tax income of $1,385,000 for the quarter ended September 30, 2004 represented improvement of $912,000, or 193%, compared to the same quarter in 2003.

     Net income for the nine months ended September 30, 2004 was $1,907,000, or $0.29 per diluted share, compared to $880,000, or $0.14 per diluted share, in the first nine months of 2003. Net income for the first nine months of 2004 represented an increase of $1,027,000, or 117%, over the same period of 2003.
Pre-tax income for the first nine months of 2004 was $3,236,000 and represented improvement of $2.4 million, or 268% over the same period one year earlier.

     Return on average assets (ROAA) for the quarter was reported at 0.94%, which compared to 0.82% for the same period in 2003. For the nine months ended
September 30, 2004 the Bank's ROAA was 0.78%, up from 0.57%, in the same period one year earlier.

     Return on average equity (ROAE) was reported at 10.45%, which compared to 6.96% for the third quarter of 2003. For the nine months ended September 30, 2004 the Bank's ROAE was 8.45%, up from 4.37% in the same period one year earlier.

     "We are very pleased with the third quarter results and the significant improvement in profitability," said Daniel P. Myers, President and Chief
Executive Officer of Bridge Capital Holdings and Bridge Bank. "Over the past year, Bridge Bank achieved significant growth in assets, core revenue, and operating efficiency. We will continue to expand the business and build on the strong foundation established in our first three years of operation."

     At September 30, 2004, total assets of the Company were $384.6 million, compared to $245.3 million on the same date one year ago, which represented an increase of $139.3 million, or 57%. Growth in total assets was primarily funded by growth in deposits.

     The Company's total deposits increased $133.1 million, or 62%, to $348.9 million as of September 30, 2004, compared to total deposits of $215.8 million as of September 30, 2003.

     The Company reported total loans outstanding at September 30, 2004 of $280.3 million, which represented an increase of $110.6 million, or 65%, over $169.6 million for the same date last year.

     Net interest income of $4.5 million for the quarter ended September 30, 2004 represented an increase of approximately $1.8 million, or 70%, over $2.6 million reported for the same quarter one year earlier. For the nine months ended September 30, 2004, net interest income of $11.4 million represented growth of $4.3 million, or 60%, over $7.1 million in the first nine months of 2003.

     Growth in net interest income was attributed to growth in average assets of the Company. Average total assets of $348.6 million for the third quarter of 2004 represented an increase of $117.6 million, or 51%, over $231.0 million for the same period one year earlier. For the nine months ended September 30, 2004 average total assets of $326.7 million represented an increase of $121.5 million, or 59%, over $205.2 million for the first nine months of 2003.


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     The   Company's   net  interest   margin   improved  to  5.56%  and  4.99%,
respectively,  for the three and nine months ended September 30, 2004,  compared to 4.83% and 4.89%,  respectively,  for the same periods in 2003.  For the third quarter of 2004, the  improvement in net interest  margin,  compared to the same period a year earlier, was primarily attributed to higher balance sheet leverage together with increases in short-term interest rates during the third quarter of
2004.  For the  year-to-  date,  the  improvement  in  2004  was  attributed  to improvement  in the mix of average  earning  assets  together with the impact of increases in short-term  interest rates.  The interest rate earned on a majority of the Bank's loan portfolio  adjusts with the prime rate. As such, based on the nature of the Company's  balance  sheet,  net interest  income  should  directly benefit over time from increases in the prime rate.

     The Company's loan to deposit ratio, a measure of leverage, averaged 84% during the quarter ended September 30, 2004, which represented an increase over 82% for the same quarter of 2003. For the nine months ended September 30, 2004, the Company's average loan to deposit ratio was 78%, compared to 86% in the same period of 2003.

     The Company's non-interest income for the third quarter and nine months ended September 30, 2004 was $834,000 and $2,734,000, respectively, compared to $749,000 and $1,859,000, respectively, for the three and nine months ended
September 30, 2003. Non-interest income is primarily comprised of gains realized on sales of SBA loans, an area in which the Company continues to be a market leader among independent banks in Northern California. In September 2004, Bridge
Bank achieved California  Statewide Preferred Lender Participant status with the
U.S. Small Business Administration.

     The  Company  provided  $611,000  and  $1,385,000,   respectively,  to  the
allowance  for loan losses for the three and nine  months  ended  September  30,
2004,  compared  to $82,000  and  $564,000,  respectively,  provided in the same periods  one year  earlier.  Non-performing  assets were 0.39% of gross loans at
September 30, 2004. The Company reported no  non-performing  assets at September
30, 2003. At September 30, 2004, the allowance  represented 1.40% of gross loans compared to 1.42% on the same date one year earlier.

     Non-interest expenses were $3.3 million and $9.5 million for the three and nine months ended September 30, 2004, compared to $2.8 million and $7.5 million, respectively, for the three and nine months ended September 30, 2003. The increase in non-interest expenses year-to-date reflects the impact of continued expansion of the business. The Bank's efficiency ratio was 62.4% for the quarter ended September 30, 2004, an improvement of 25.3% over the 83.6% efficiency ratio for the quarter one year ago.

     "The third quarter results reflect our focus on growing revenue while continuing to invest in the infrastructure of the Company to capitalize on opportunities," said Thomas A. Sa, Executive Vice President and Chief Financial
Officer of Bridge Capital Holdings and Bridge Bank. "For the first nine months of 2004, revenue has grown 57% over the same period last year while non-interest expenses increased 26%. In the third quarter, revenue also grew 57% while non-interest expenses increased by only 17%."

     At September 30, 2004, shareholders' equity of the Company was $31.9 million, up from $27.5 million for the same date one year earlier. The resulting leverage ratio, tier one capital divided by average total assets, was 9.13%, substantially above the regulatory standard of 5.0% for "well-capitalized" institutions.

ABOUT BRIDGE CAPITAL HOLDINGS

     Bridge Capital  Holdings is the holding  company for Bridge Bank,  National
Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital
Holdings on the web at www.bridgebankcapitalholdings.com.

ABOUT BRIDGE BANK, N.A.

     Bridge Bank is Santa Clara County's newest full-service  business bank. The
Bank is dedicated to meeting the financial needs of small and middle-market, and emerging technology businesses in the Silicon Valley, Palo Alto, Sacramento, San
Diego,  and Fresno  business  communities.  Bridge Bank provides  clients with a
comprehensive   package  of  business  banking   solutions   delivered   through
experienced  and  professional  bankers.   Visit  Bridge  Bank  on  the  Web  at
www.bridgebank.com.

                           FORWARD LOOKING STATEMENTS

CERTAIN  MATTERS  DISCUSSED IN THIS PRESS  RELEASE  CONSTITUTE  FORWARD  LOOKING
STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995, AND ARE SUBJECT TO THE SAFE HARBORS  CREATED BY THAT ACT.  FORWARD-LOOKING
STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON
CURRENTLY AVAILABLE INFORMATION,  EXPECTATIONS,  ASSUMPTIONS,  PROJECTIONS,  AND
MANAGEMENT'S  JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC
CONDITIONS.  THESE FORWARD  LOOKING  STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND
UNCERTAINTIES  THAT COULD CAUSE THE ACTUAL RESULTS,  PERFORMANCE OR ACHIEVEMENTS
TO DIFFER  MATERIALLY FROM THOSE EXPRESSED,  SUGGESTED OR IMPLIED BY THE FORWARD
LOOKING STATEMENTS.  THESE RISKS AND UNCERTAINTIES  INCLUDE, BUT ARE NOT LIMITED
TO: (1) COMPETITIVE  PRESSURES IN THE BANKING INDUSTRY;  (2) CHANGES IN INTEREST
RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS,  NATIONALLY,  REGIONALLY, AND
IN OPERATING MARKETS; (4) CHANGES IN THE REGULATORY ENVIRONMENT;  (5) CHANGES IN
BUSINESS CONDITIONS AND INFLATION;  (6) CHANGES IN SECURITIES  MARKETS;  AND (7)
FUTURE CREDIT LOSS EXPERIENCE.


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


                                                     FINANCIAL RESULTS
                                     Quarter and Nine Months Ended September 30, 2004

     (Dollars in Thousands)
                                                     Three months ended                              Nine months ended
                                         __________________________________________      __________________________________________
                                                                         % Increase                                      % Increase
                                          9/30/04         9/30/03        (Decrease)       9/30/04         9/30/03        (Decrease)
                                         __________      __________      __________      __________      __________      __________

OPERATING RESULTS:

     Interest income                     $    5,154      $    3,227         59.7%        $   13,425      $    8,673        54.8%
     Interest expense                           684             594         15.2%             2,021           1,548        30.6%
                                         __________      __________                      __________      __________
        Net interest income                   4,470           2,633         69.8%            11,404           7,125        60.1%

     Provision for loan losses                  611              82        645.1%             1,385             564       145.6%

     Noninterest income                         834             749         11.3%             2,734           1,859        47.1%
     Noninterest expense                      3,308           2,827         17.0%             9,517           7,540        26.2%
                                         __________      __________                      __________      __________
        Income before tax                     1,385             473        192.8%             3,236             880       267.7%

     Prov for Income Taxes                      568               -                           1,329               -
                                         __________      __________                      __________      __________
     Net income                          $      817      $      473         72.8%        $    1,907      $      880       116.7%
                                         ==========      ==========                      ==========      ==========
     Per share:
        Basic                            $     0.13      $     0.08         72.6%        $     0.32      $     0.15       116.5%
                                         ==========      ==========                      ==========      ==========
        Diluted                          $     0.12      $     0.07         68.6%        $     0.29      $     0.14       106.1%
                                         ==========      ==========                      ==========      ==========
     RATIOS:
     ROAA                                      0.94%           0.82%                           0.78%           0.57%
     ROAE                                     10.45%           6.96%                           8.45%           4.37%
     Net interest margin                       5.56%           4.83%                           4.99%           4.89%
     Efficiency                               62.37%          83.59%                          67.32%          83.93%
     ALLL/gross loans                          1.40%           1.42%
     NPA/gross loans                           0.39%              -
     Leverage capital                          9.13%          11.88%
     Average loans/deposits                   83.73%          82.35%
     Shares outstanding                   6,062,521       6,051,584
     Book value per share                $     5.25      $     4.54

BALANCE SHEET
                                          9/30/04          9/30/03
                                         __________      __________
     END OF PERIOD
     Assets                              $  384,561      $  245,282         56.8%
     Deposits                               348,936         215,817         61.7%
     Gross loans                            280,283         169,645         65.2%
     Allowance for loan losses                3,910           2,414         62.0%
     Shareholders' equity                    31,850          27,454         16.0%

     AVERAGE-QUARTER
     Assets                              $  348,666      $  231,044         50.9%
     Earning assets                         322,680         218,835         47.5%
     Deposits                               314,547         202,424         55.4%
     Gross loans                            263,359         166,702         58.0%
     Allowance for loan losses                3,572           2,345         52.3%
     Shareholders' equity                    31,282          27,183         15.1%
